Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement No. 333-216748 on Form S-3 and Registration Statement No. 333-216746 and No. 333-197283 on Form S-8 of Actinium Pharmaceuticals, Inc. of our report dated May 8, 2020 with respect to our audits of the consolidated financial statements of Actinium Pharmaceuticals, Inc. as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, which report is included in this Annual Report on Form 10-K of Actinium Pharmaceuticals, Inc. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

Houston, Texas

May 8, 2020